Exhibit 99.1

OFS CAPITAL CORPORATION ANNOUNCES FIRST QUARTER 2018 FINANCIAL RESULTS

Declares a $0.34 Per Share Distribution
Closed Investments of $98.2 million in First Quarter of 2018

Chicago, IL-May 4, 2018-OFS Capital Corporation (Nasdaq: OFS) (“OFS Capital”, the "Company", “we”, “us”, or “our”) today announced its financial results for the fiscal quarter ended March 31, 2018.

FINANCIAL HIGHLIGHTS

•	Net investment income of $3.8 million, or $0.29 per share, which includes $0.5 million, or $0.04 per share of expenses related to a debt transaction the Company elected not to pursue.

•	Declared distributions of $1.05 per share in the first half of 2018, including a $0.37 per share special dividend.

•	Closed investments of $98.2 million in first quarter of 2018.

•	78% and 76% of the fair value of our loan portfolio was senior and floating rate, respectively, and the weighted average yield of our performing loan portfolio was 12.57% as of March 31, 2018(1).

•	100% of our debt is fixed rate with a weighted average cost of approximately 4.30% as of May 4, 2018; all maturities in 2022 through 2025.

•	On May 1, 2018, OFS Capital's Board of Directors declared a distribution of $0.34 per share for the second quarter of 2018, payable on June 29, 2018 to stockholders of record as of June 22, 2018.

"The first quarter of 2018 was a productive quarter and we believe positions us for significant income growth beginning in the second quarter," said Bilal Rashid, OFS Capital's Chairman and Chief Executive Officer. "We deployed $98 million in the first quarter, which we funded with cash on hand and our revolving credit facility. In April 2018, we issued $50 million of bonds locking in fixed rate, unsecured financing for seven years. We used a portion of the proceeds to repay our revolving credit facility. We believe that our commitment to capital preservation, and strong long-term performance is enhanced by the alignment of interests of our stockholders and our external manager, which owns approximately 22% of the outstanding OFS Capital common stock."

(1)
See Highlights contained in this press release for further information on our weighted average yield. Including assets on non-accrual, the weighted average yield of our debt investment portfolio was 12.12% at March 31, 2018.

HIGHLIGHTS
($ in millions, except for per share data)

Portfolio Overview	At March 31, 2018
Total assets	$374.7
Investment portfolio, at fair value	$335.5
Net assets	$182.5
Net asset value per share	$13.67
Weighted average yield on performing debt investments (1)	12.57%
Weighted average yield on total debt investments (2)	12.12%
Weighted average yield on total investments (3)	10.91%

(1)
The weighted average yield on our performing debt investments is computed as (a) the annual stated accruing interest on our debt investments at the balance sheet date, plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees divided by (b) amortized cost of our debt investments, excluding assets on non-accrual basis as of the balance sheet date.

(2)
The weighted average yield on our total debt investments is computed as (a) the annual stated accruing interest on our debt investments at the balance sheet date, plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees divided by (b) amortized cost of our debt investments, including assets on non-accrual basis as of the balance sheet date.

(3)
The weighted average yield on total investments is computed as (a) the annual stated accruing interest on our debt investments at the balance sheet date, plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees, plus the effective cash yield on our performing preferred equity investments divided by (b) amortized cost of our total investment portfolio, including assets on non-accrual basis as of the balance sheet date. The weighted average yield of investments is not the same as a return on investment for our stockholders but, rather, relates to a portion of our investment portfolio and is calculated before the payment of all of our fees and expenses.

	Quarter ended March 31,
Operating Results	2018	2017
Total investment income	$9.0	$8.0
Net investment income	$3.8	$3.3
Net investment income per common share, basic and diluted	$0.29	$0.34
Adjusted net investment income (a Non-GAAP measure described below)	$3.8	$3.6
Adjusted net investment income (a Non-GAAP measure described below) per share, basic and diluted	$0.29	$0.37
Net increase in net assets resulting from operations	$3.5	$4.9

	Quarter ended March 31,
Portfolio Activity	2018	2017
Number of new portfolio companies	7	—
Investments in new portfolio companies	$73.0	$—
Investments in existing portfolio companies	$25.2	$6.1
Number of portfolio companies at end of period	39	38

PORTFOLIO AND INVESTMENT ACTIVITIES

During the first quarter of 2018, OFS Capital closed $47.4 million of senior secured debt investments, including a delayed draw funding of $0.5 million, in five new portfolio companies, as well as $1.9 million and $2.5 million of common and preferred equity investments, respectively, in three of these new portfolio companies. In addition, we made $20.9 million of subordinated debt investments in two new portfolio companies, as well as a $0.3 million common equity investment in one of these new portfolio companies, and $24.9 million of new senior secured debt investments in existing portfolio companies, including a new revolver funding of $1.4 million, and a common equity investment of $0.3 million made in connection with a senior secured debt investment.
The total fair value of OFS Capital’s investment portfolio was $335.5 million at March 31, 2018, which was equal to approximately 96% of amortized cost. As of March 31, 2018, the fair value of OFS Capital's debt investment portfolio totaled $299.0 million in 35 portfolio companies, of which 78% and 22% were senior secured loans and subordinated loans, respectively. As of March 31, 2018, we also held approximately $36.5 million in equity investments, at fair value, in 19 portfolio companies in which we also held debt investments and four portfolio companies in which we solely held an equity investment. We had unfunded commitments of $10.0 million to four portfolio companies at March 31, 2018. As of March 31, 2018, floating rate loans comprised 76% of OFS Capital’s debt investment portfolio, with the remaining 24% in fixed rate loans, as a percentage of fair value.

RESULTS OF OPERATIONS
Income
Interest Income
Interest income increased by $1.2 million for the three months ended March 31, 2018, compared to the three months ended March 31, 2017 due to a $1.5 million increase in recurring interest income caused by a 22% increase in the average outstanding loan balance, offset by a decrease of $0.2 million in recurring interest income resulting from a 35 basis point decrease in the weighted average yield in our portfolio. Acceleration of loan origination fees, original issue discount, market discount or premium, and loan amendment fees of $0 and $0.1 million were included in interest income for the three months ended March 31, 2018 and 2017, respectively.

Fee Income
Fee income decreased by $0.2 million for the three months ended March 31, 2018, compared to the three months ended March 31, 2017, primarily due to a decrease in prepayment fees. We recorded prepayment fees of $0.2 million resulting from $16.9 million of unscheduled principal payments during the three months ended March 31, 2017. We did not record prepayment fees during the three months ended March 31, 2018.

Expenses
Interest expense
Interest expense for the three months ended March 31, 2018 increased over the corresponding period in the prior year due primarily to an increase in borrowings under our revolving line of credit with Pacific Western Bank (the "PWB Credit Facility"). The average dollar amount of borrowings outstanding under the PWB Credit Facility during the three months ended March 31, 2018 and 2017 was $22.4 million and $5.7 million, respectively. There were no borrowings under the PWB Credit Facility during the three months ended March 31, 2017.
Management fee
Management fee expense for the three months ended March 31, 2018 increased $0.2 million over the corresponding period in the prior year due to an increase in our average total assets, primarily due to a increase in net investment activity.
Incentive fee
Incentive fee expense decreased by $0.4 million for the three months ended March 31, 2018 compared to the three months ended March 31, 2017 primarily due to a decrease in the accrued Capital Gain Fee. We accrue the Capital Gain Fee if, on a cumulative basis, the sum of net realized capital gains and (losses) plus net unrealized appreciation and (depreciation) is positive, and was $0 and $0.3 million for the three months ended March 31, 2018 and 2017, respectively. On May 1, 2018, our investment adviser agreed to irrevocably waive the receipt of Part One incentive fees (based on net investment income) of $22,000 related to net investment income, that it would otherwise be entitled to receive under the Investment Advisory Agreement for the three months ended March 31, 2018. As a result of the voluntary fee waiver, the Company incurred Part One incentive fee expense of $714 for the three months ended March 31, 2018, which is equal to the Part One incentive fee expense the Company incurred for the three months ended December 31, 2017.
Administration fee
Administration fee expense for the three months ended March 31, 2018, increased $0.2 million over the corresponding period in the prior year primarily due to an increase in our allocable portion of OFS Services’s overhead in connection with a foreign debt transaction that we elected not to pursue due to regulatory changes and market conditions.
Other expenses
Other expenses for the three months ended March 31, 2018, increased over the corresponding period in the prior year primarily due to legal and other offering costs incurred during the first quarter of 2018 in connection with a foreign debt transaction that we elected not to pursue due to regulatory changes and market conditions.
Net Gain (Loss) on Investments
We recognized net gains of $0.3 million on senior secured debt during the three months ended March 31, 2018, primarily as a result of realized gains of $0.4 million from the sale of five senior secured loans, offset by unrealized losses of $0.2 million, primarily as a result of the net negative impact of portfolio company-specific performance factors and the impact of changes to certain market loan indices.
We recognized net losses of $1.4 million on subordinated debt during the three months ended March 31, 2018, primarily as a result of the negative impact of portfolio company-specific performance factors, including an unrealized depreciation of $1.2 million recognized on our subordinated debt investment in Southern Technical Institute, LLC, which was placed on non-accrual during 2017 and written down to a fair value of $0 at March 31, 2018.
We recognized net losses of $1.1 million on preferred equity investments for the three months ended March 31, 2018, primarily as a result of the net negative impact of portfolio company-specific performance factors.
We recognized net gains of $1.9 million on common equity and warrant investments for the three months ended March 31, 2018, primarily as a result of the positive impact of portfolio company-specific performance factors.
LIQUIDITY AND CAPITAL RESOURCES
At March 31, 2018, we had $31.9 million in cash and cash equivalents, which includes cash and cash equivalents of $31.2 million held by our wholly owned small business investment company, and $149.9 million in outstanding SBA-guaranteed debentures. Our use of cash held by SBIC I LP is restricted by SBA regulation, including limitations on the amount of cash SBIC I LP can distribute to OFS Capital Corporation as parent company. As of March 31, 2018, we had $9.0 million available for additional borrowings under our PWB Credit Facility and had drawn all of our available SBA-guaranteed debentures.
RECENT DEVELOPMENTS
Registered unsecured bond offering
In April 2018, we closed the public offering of approximately $50.0 million in aggregate principal amount of our 6.375% notes due 2025 (the "Notes"). The total net proceeds to us from the Notes, after deducting underwriting discounts of approximately $1.6 million and estimated offering expenses of $0.4 million, were approximately $48.0 million. The Notes will mature on April 30, 2025 and bear interest at a rate of 6.375%. The Notes are unsecured obligations of OFS Capital and rank pari-passu with our existing and future unsecured, subordinated indebtedness; effectively subordinated to all of our existing and future secured indebtedness; and structurally subordinated to all existing and future indebtedness and other obligations of any subsidiaries, with respect to claims on the assets of any such subsidiaries, including the SBA-guaranteed debentures. The Notes may be redeemed in whole or in part at any time or from time to time at our option on or after April 30, 2020 at the redemption price of 100% of the aggregate principal amount thereof plus accrued and unpaid interest. Interest on the Notes is payable quarterly on January 31, April 30, July 31, and October 31 of each year. The Notes are listed on the Nasdaq Global Select Market under the trading symbol “OFSSL.” We may from time to time repurchase Notes in accordance with the Investment Company Act of 1940, as amended (the "1940 Act) and the rules promulgated thereunder. As of May 1, 2018, the outstanding principal balance of the Notes was approximately $50.0 million.
Modified asset coverage
On March 23, 2018, the Consolidated Appropriations Act of 2018, which includes the Small Business Credit Availability Act (the “SBCAA”), was signed into law. The SBCAA amends the 1940 Act to permit a business development company (a “BDC”) to reduce the required minimum asset coverage ratio applicable to it from 200% to 150%, subject to certain requirements described therein.

On May 3, 2018, the board of directors (the “Board”) of OFS Capital, including a “required majority” (as such term is defined in Section 57(o) of the 1940 Act) of the Board, approved the application of the modified asset coverage requirements set forth in Section 61(a)(2) of the 1940 Act, as amended by the SBCAA. As a result, the asset coverage ratio test applicable to OFS Capital will be decreased from 200% to 150%, effective May 3, 2019.

CONFERENCE CALL

OFS Capital will host a conference call to discuss these results on Friday, May 4, 2018, at 10:00 AM Eastern Time. Interested parties may participate in the call via the following:

INTERNET: Log on to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on OFS Capital’s website at www.ofscapital.com.

TELEPHONE: Dial (877) 510-7674 (Domestic) or (412) 902-4139 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through March 14, 2018 at 9:00 AM Eastern Time and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #10119991.

For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-Q for the first quarter ended March 31, 2018, which will be filed with the Securities and Exchange Commission later today.

OFS Capital Corporation and Subsidiaries

Consolidated Balance Sheets
(Dollar amounts in thousands, except per share data)

	March 31, 2018	December 31, 2017
	(unaudited)
Assets
Investments, at fair value:
Non-control/non-affiliate investments (amortized cost of $215,488 and $209,360, respectively)	$201,947	$197,374
Affiliate investments (amortized cost of $122,443 and $70,402, respectively)	122,843	69,557
Control investments (amortized cost of $10,244 and $10,213, respectively)	10,674	10,568
Total investments at fair value (amortized cost of $348,175 and $289,975, respectively)	335,464	277,499
Cash and cash equivalents	31,926	72,952
Interest receivable	2,915	2,734
Prepaid expenses and other assets	4,396	4,593
Total assets	$374,701	$357,778

Liabilities
Revolving line of credit	$40,950	$17,600
SBA debentures (net of deferred debt issuance costs of $2,564 and $2,657, respectively)	147,316	147,223
Interest payable	410	1,596
Management and incentive fees payable	2,075	1,987
Administration fee payable	749	476
Accrued professional fees	598	433
Other liabilities	150	127
Total liabilities	192,248	169,442

Commitments and contingencies

Net assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized, -0- shares issued and outstanding as of March 31, 2018, and December 31, 2017, respectively	$—	$—
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 13,348,774 and 13,340,217 shares issued and outstanding as of March 31, 2018, and December 31, 2017, respectively	133	133
Paid-in capital in excess of par	187,512	187,398
Accumulated undistributed net investment income	7,273	9,404
Accumulated undistributed net realized gain	258	3,881
Net unrealized depreciation on investments	(12,723)	(12,480)
Total net assets	182,453	188,336

Total liabilities and net assets	$374,701	$357,778

Number of shares outstanding	13,348,774	13,340,217
Net asset value per share	$13.67	$14.12

OFS Capital Corporation and Subsidiaries

Condensed Consolidated Statements of Operations (unaudited)
(Dollar amounts in thousands, except per share data)

	Three Months Ended March 31,
	2018	2017
Investment income
Interest income:
Non-control/non-affiliate investments	$5,758	$4,612
Affiliate investments	2,085	1,831
Control investment	239	524
Total interest income	8,082	6,967
Payment-in-kind interest and dividend income:
Non-control/non-affiliate investments	224	307
Affiliate investments	461	352
Control investment	27	38
Total payment-in-kind interest and dividend income	712	697
Dividend income:
Non-control/non-affiliate investments	—	5
Affiliate investments	130	85
Control investments	33	33
Total dividend income	163	123
Fee income:
Non-control/non-affiliate investments	26	156
Affiliate investments	2	58
Control investments	18	33
Total fee income	46	247
Total investment income	9,003	8,034
Expenses
Interest expense	1,634	1,387
Management fee	1,360	1,192
Incentive fee, net of fee waiver	714	1,181
Professional fee	201	263
Administration fee	583	401
Other expenses	695	270
Total expenses, net of incentive fee waiver	5,187	4,694
Net investment income	3,816	3,340

Net realized and unrealized gain (loss) on investments
Net realized gain on non-control/non-affiliate investments	461	—
Net realized loss on affiliate investments	(541)	—
Net unrealized depreciation on non-control/non-affiliate investments	(1,563)	(3,041)
Net unrealized appreciation on affiliate investments	1,245	4,024
Net unrealized appreciation on control investment	75	543

Net gain (loss) on investments	(323)	1,526

Net increase in net assets resulting from operations	$3,493	$4,866

Net investment income per common share – basic and diluted	$0.29	$0.34
Net increase in net assets resulting from operations per common share – basic and diluted	$0.26	$0.50
Distributions declared per common share	$0.71	$0.34
Basic and diluted weighted average shares outstanding	13,340,502	9,700,329

Non-GAAP Financial Measure – Adjusted Net Investment Income (“Adjusted NII”)
On a supplemental basis, we disclose Adjusted NII (including on a per share basis), which is a financial measure calculated and presented on a non-GAAP basis. Adjusted NII represents net investment income excluding the net capital gains incentive fee (fee adjustments) in periods in which they occur. Our management agreement with our investment adviser provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted NII is a useful indicator of operations exclusive of any net capital gains incentive fee, as net investment income does not include gains associated with the capital gains incentive fee. In addition, management believes that providing Adjusted NII may facilitate a more complete analysis and greater transparency into OFS Capital’s ongoing operations, particularly in comparing underlying results from period to period, and afford investors a view of results that may be more easily compared to those of other companies.
The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted NII for the periods presented (dollar amounts in thousands, except per share data):

	Quarter ended March 31,
	2018	2017
Net investment income	$3,794	$3,340

Capital gains incentive fee	—	283

Adjusted net investment income	$3,794	$3,623

Adjusted net investment income per common share:
Basic and diluted	$0.29	$0.37

Weighted average shares outstanding:
Basic and diluted	13,340,502	9,700,329

ABOUT OFS CAPITAL
OFS Capital Corporation is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. OFS Capital's investment objective is to provide stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. OFS Capital invests primarily in privately held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 million to $20 million in companies with annual EBITDA between $3 million and $50 million. OFS Capital offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. OFS Capital's investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940 and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.

FORWARD-LOOKING STATEMENTS
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: OFS Capital’s results of operations, including net investment income, net asset value and net investment gains and losses and the factors that may affect such results; OFS Capital’s expectations regarding income growth; management's belief that its commitment to capital preservation and strong long-term performance is enhanced by the alignment of interest of OFS Capital's stockholders and external manager, and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by OFS Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:
Steve Altebrando
646-652-8473
saltebrando@ofsmanagement.com